CONSENT OF INDEPENDENT ACCOUNTANT


I consent to the inclusion in this registration statement on Form SB-2 of my report, which includes an explanatory paragraph which discussess the Company's ability to continue as a going concern, dated March 11, 1998, on my audit of the financial statements of Commercial Concepts, Inc. for the year ended February 28, 1998.

David T. Thomson, P.C.

/s/ David T. Thomson, P.C.

Salt Lake City, Utah
December 19, 2000